EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Paladin Realty Income Properties, Inc.:

We consent to the use of our report dated March 21, 2006, with respect to the consolidated balance sheets of Paladin Realty Income Properties, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statement of operations for the year ended December 31, 2005 and the consolidated statements of shareholders’ equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from October 31, 2003 (date of inception) to December 31, 2003, included in Post-effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-113863), and to the reference to our firm under the heading “Experts” in this registration statement.

/s/    KPMG LLP

New York, New York

June 30, 2006